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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                               COMPANY CONTACT:      Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone

Vion Initiates Phase 1 Trial of TAPET'r' With Immune System Modulation


NEW HAVEN, CT, September 17, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had initiated a new Phase 1 trial of TAPET'r' VNP20009, its Salmonella bacteria anticancer vector, in patients with advanced solid tumors or lymphomas. The objective of the trial is to establish the safety of selectively suppressing the immune system just before and after an intravenous dose of VNP20009. After treatment, patients' tumors will be assessed for the presence of VNP20009 and for any anti-tumor effects. Enrollment of patients began at the Royal Marsden Hospital, London, England, under the direction of Dr. Kevin Harrington.

Alan Kessman, Vion's Chief Executive Officer, stated, "Initiation of this new TAPET'r' trial with immune system modulation, in conjunction with our ongoing work on second generation TAPET'r' vectors, is indicative of Vion's commitment to realize the potential of our TAPET'r' technology." He added, "We continue to believe that TAPET'r' has the promise to be groundbreaking therapy in cancer."

Preclinical studies indicate that brief selective suppression of the immune system at the time of VNP20009 administration can improve the ability of the VNP20009 bacteria to establish colonization in tumors. Colonization in tumors is necessary for VNP20009 to exert anti-tumor effects, either on its own, or as a delivery vehicle for anticancer agents.

In previous Phase 1 trials, Vion observed that VNP20009 could be administered safely to patients with advanced cancer by the intravenous route within a defined dose range. The studies also demonstrated that VNP20009 could establish colonization in tumors in some patients.

Vion licenses TAPET'r' technology from Yale University.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual




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Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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